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                                                                   Exhibit 10.44

                               AGREEMENT OF LEASE
                               ------------------


     THIS AGREEMENT OF LEASE (the "Lease") is made as of this 28th day of February, 1996, by and between PAUL-FRANCIS REALTY, L.P., a Pennsylvania limited partnership, with offices located at 303 Market Street, Kingston, Pennsylvania 18704 (the "Lessor") and US FOODSERVICE INC., a Delaware corporation, with offices located at Cross-Creek Point, Route 315, Wilkes-Barre, Pennsylvania 18702 (the "Lessee").


                              W I T N E S S E T H:

     WHEREAS, Lessor is the fee simple owner of certain real property consisting of approximately 5.34 acres of land known as Parcel 17 situated in the East Mountain Corporate Center, Township of Plains, Luzerne County, Pennsylvania, as more particularly described on Exhibit "A" attached hereto and made a part hereof (the "Real Property"); and

     WHEREAS, the Real Property will be improved with, inter alia, a commercial office building containing approximately sixty-one thousand seven hundred twenty-five (61,725) square feet of space, as shown by the shaded area on Exhibit "B" attached hereto and made a part hereof (the "Building"); and

     WHEREAS, the Lessor desires to lease to the Lessee (i) a portion of the Building, said portion containing approximately twenty-five thousand (25,000) rentable square feet of space, subject to adjustment pursuant to Paragraph 2 of this Lease, located on the first (1st) and the third (3rd) floors of the Building, as shown by the shaded area on Exhibit "C" attached hereto and made a part hereof (the "Leased Premises"), (ii) a portion of the Real Property as shown by the shaded area on Exhibit "D" attached hereto and made a part hereof for the Lessee's non-exclusive use for the parking of vehicles as hereinafter set forth (the "Parking Area"), and (iii) another portion of the Real Property as shown by the shaded area on Exhibit "E", attached hereto and made a part hereof for the Lessee's non-exclusive use for purposes of vehicular and pedestrian ingress and egress as hereinafter set forth (the "Access Area"), all upon the terms and provisions hereinafter contained; and

     WHEREAS, the Lessee desires to lease the Leased Premises, the Parking Area and the Access Area from Lessor, all upon the terms and provisions hereinafter contained.

     NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) to each in hand paid, the receipt whereof is hereby acknowledged, and the mutual covenants, promises and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged between the parties, the Lessor and Lessee, intending to be legally bound, hereby agree as follows:

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     1.   Lease of Leased Premises; Use. Lessor does hereby demise and let unto the Lessee the Leased Premises and the Lessee does hereby hire and rent from the Lessor the Leased Premises, all upon the terms and conditions set forth in this Lease. The use of the Leased Premises by Lessee shall be for general office space, provided, further, that no retail uses shall be conducted from the Leased Premises and all of such uses shall be subject to all applicable local zoning regulations, the Declaration of Covenants, Conditions and Restrictions for the East Mountain Corporate Center (as the same are, or may be, recorded in the Office of the Recorder of Deeds in and for Luzerne County, Pennsylvania and as the same may, from time to time, be amended or modified), the covenants, terms and conditions hereinafter contained and the Rules and Regulations (hereinafter defined). It is understood that, unless the Lessor otherwise expressly agrees in writing, the Leased Premises will be occupied by the Lessee. The Lessee shall continuously occupy the Leased Premises from and after the Commencement Date (hereinafter defined) through the Termination Date (hereinafter defined) except for any periods during which the Lessee has subleased the Leased Premises or assigned this Lease pursuant to, and in accordance with, the terms and provisions of this Lease.

          The Lessee acknowledges and agrees that the Leased Premises constitute only a portion of the Building and, therefore, the Lessor and/or other tenant(s) will occupy other portions of the Building and utilize the Parking Area, the Access Area, the Common Areas (hereinafter defined) and other portions of the Real Property. Accordingly, the Lessee covenants and agrees that its use of the Leased Premises, the Parking Area, the Access Area and the Common Areas shall not in any way unreasonably disturb or interfere with the use and enjoyment by the Lessor or such other tenant(s) of the remaining portions of the Building, the Access Area, the Common Areas and such other portions of the Real Property. Without the Lessor's prior consent, Lessee shall not utilize within the Leased Premises any equipment or machinery which would generate noise or vibration which could be heard or felt outside of the Leased Premises.

     2. Final Measurement of the Leased Premises and the Building. The rentable area of the Leased Premises is approximately 25,000 rentable square feet and the rentable area of the Building is approximately 61,725 rentable square feet, but the exact rentable area of the Leased Premises and the Building shall be specifically calculated by the Lessor's architect, upon the completion of the final floor plans of the Leased Premises and the Building in accordance with the Building Owners and Management Association (BOMA) Method (ANSI-Z 65.1 -
1989) (the "BOMA Method"). Upon the calculation by the Lessor's architect of the exact rentable area of the Leased Premises and the Building, as hereinabove set forth, the Lessor shall so notify the Lessee of such calculation, as well as the exact Minimum Rent (hereinafter defined) pursuant to Paragraph 5 of this Lease and the Lessee's exact Proportionate Share (hereinafter defined) pursuant to Paragraph 7 of the Lease. The Lessor's architect shall make such calculation of the exact rentable area of the Leased Premises and the Building in good faith in accordance with the BOMA Method applying all the standards of professional conduct applicable to the professional practice of architecture.

     3. Parking Area; Access Area; and Common Areas. The Lessee, its agents, employees, licensees, and invitees are entitled, at no additional cost or expense and subject

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to the Rules and Regulations, to parking privileges with respect to one hundred
(100) parking spaces located within the Parking Area; provided, however, if the Lessee and the Lessor mutually agree to increase the total number of rentable square feet of space contained within the Leased Premises in excess of the number of rentable square feet as contemplated under Paragraph 2 above, then and in such event, the number of parking spaces attributable to the Lessee within the Parking Area shall be increased on the basis of four (4) parking spaces per one thousand (1,000) rentable square feet of space actually contained in the Leased Premises. In addition, the Lessee, its agents, employees, licensees, and invitees are entitled to the non-exclusive use, at no additional cost or expense and subject to the Rules and Regulations, for vehicular and pedestrian traffic through the Access Area. The Lessee may not park, nor authorize, nor, to the extent reasonably possible, allow, its agents, employees, visitors or invitees to park within the Access Area at any time and the Lessee shall, to the extent reasonably possible, cause the Access Area to be kept open and accessible at all times to provide vehicular and pedestrian access to and through the Real Property for other lessees of the Building and their respective agents, employees, visitors or invitees or any others that are given permission therefor by the Lessor. Finally, the Lessee, its agents, employees, licensees, and invitees are entitled to the non-exclusive use, at no additional cost or expense, but only for the purposes for which they were designed, constructed and intended and subject to the Rules and Regulations, of those certain portions of, and facilities and improvements on, the Building and the Real Property which are, from time to time, provided and made available by the Lessor for the use or benefit of all lessees of the Building and their employees, clients, customers, licensees and invitees or for the use or benefit by the public in general, which facilities and improvements include any and all public access corridors, elevators and cabs, foyers and lobbies, public vending areas, public restrooms (as opposed to any restrooms located entirely within an individual lessee's leased premises), electrical and telephone rooms, mechanical rooms and all grounds, parks, landscape areas, plazas, sidewalks, pedestrian ways, loading docks and other facilities and improvements as are specifically so designated as common areas, from time to time, by the Lessor (collectively, the "Common Areas"). The Common Areas shall also include, without limitation, that certain area of the Building which the Lessor has designated, or may, from time to time, designate as the health and fitness facility (the "Health Facility"). The Lessor reserves the right, at any time and from time to time, to alter, relocate or eliminate the Health Facility. So long as the Lessor provides the Health Facility within the Building, however, then all lessees of the Building, including, without limitation, the Lessee and all of their respective employees may utilize the Health Facility; provided, however, the use thereof shall be in accordance with, and subject to, all rules and regulations as may be established therefor, from time to time, by the Lessor and provided, further, that prior to the use of the Health Facility, each lessee and all of their respective employees who will utilize the Health Facility shall be required to execute and deliver to the Lessor a waiver and release of liability in favor of the Lessor and its Management Agent, which release and waiver shall be in form and substance acceptable to the Lessor. Anything contained in this Paragraph 3 to the contrary notwithstanding, the Lessor may, at any time and from time to time, promulgate rules and regulations governing the use of the Health Facility, if any, including, without limitation, the operating hours therefor. Any and all costs and expenses associated with the furnishing, operation, maintenance, cleaning and insuring of the Health Facility (including, without limitation, all utilities thereto) shall be included in the Additional

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Rent and, therefore, the Lessee shall be responsible for the payment of its
Proportionate Share (hereinafter defined) thereof.

     4. Term. The term of this Lease (the "Term") shall be for a period of twelve (12) years commencing on the date upon which the Lessor delivers to the Lessee the Leased Premises with the Lessor's Improvements (hereinafter defined) substantially completed in accordance with Paragraph 21 of this Lease (the "Commencement Date") and expiring on that date which is the day immediately preceding the twelfth (12th) anniversary of the Commencement Date (the "Termination Date"), unless the Lease is sooner terminated or otherwise extended as expressly provided in this Lease. The Lessor and the Lessee anticipate that the Commencement Date shall be August 1, 1996 (the "Anticipated Commencement Date"); provided, however, the Anticipated Commencement Date is a target date only and shall not be binding upon the Lessor. Upon the Termination Date, this Lease shall terminate and the Lessee shall surrender the Leased Premises, the Parking Area and its non-exclusive use of the Access Area and the Common Areas to the Lessor in accordance with the terms and conditions of this Lease.

     5. Minimum Rent. Subject to the terms and conditions of this Lease, Lessee shall pay to Lessor as minimum rent (the "Minimum Rent") for the Leased Premises, and its use of the Parking Area, the Access Area and the Common Areas the following:

          (a) Commencing on the Commencement Date, and continuing thereafter during the next thirty-six (36) months, the annual Minimum Rent shall be Twelve and 50/100 Dollars ($12.50) per rentable square foot contained in the Leased Premises for a total annual Minimum Rent of approximately Three Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($312,500.00), which shall be payable in equal monthly installments of Twenty-Six Thousand Forty-One and 67/100 Dollars ($26,041.67) each, based upon an annual Minimum Rent of Twelve and 50/100 Dollars ($12.50) multiplied by the total number of rentable square feet contained in the Leased Premises (i.e., approximately 25,000 rentable square feet). The foregoing notwithstanding, the exact Minimum Rent shall be adjusted to reflect the exact rentable area contained in the Leased Premises, as determined in accordance with Paragraph 2 above. On the third (3rd) anniversary of the Commencement Date (the "First Adjustment Date"), the Minimum Rent shall be adjusted by an amount equal to the percentage change in the CPI (hereinafter defined) for the period from the Commencement Date to the First Adjustment Date. Commencing on the fourth (4th) anniversary of the Commencement Date and continuing thereafter on the same day of each year through the Termination Date (each of said dates is hereinafter referred to as a "Subsequent Adjustment Date") (the First Adjustment Date and each Subsequent Adjustment Date is hereinafter referred to singularly as an "Adjustment Date"), the Minimum Rent shall be adjusted by an amount equal to the percentage change in the CPI which has occurred in the one (1) year period since the last annual Adjustment Date. For purposes of this Lease, the "CPI" shall be the Consumer Price Index (U.S. City Average, All Items 1982-84 = 100) published by the United States Department of Labor, Bureau of Labor Statistics.

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          (b) In each instance, the Minimum Rent, and all Additional Rent
(hereinafter defined) (the Minimum Rent and the Additional Rent are hereinafter collectively referred to as the "Rent") shall be payable in advance, on the first day of each month, the first of such monthly installments to be payable on the Commencement Date (and if any month of the Term is less than a full calendar month, then the Minimum Rent shall be pro-rated for the actual number of days in such month). The Rent shall be payable without prior notice or demand, at the address of the Lessor. In the event that any Rent is not received by Lessor by no later than five (5) days after the date set forth for payment, then Lessee shall pay to Lessor (i) a late fee equal to five percent (5%) of the delinquent installment of Rent (the "Late Fee"), and (ii) interest on such delinquent installment of Rent that is not received by the Lessor on the date set forth for such payment (the "Delinquent Interest") at a rate equal to the Prime Rate of Interest published, from time to time, in the "Money Mart" Section of the Wall Street Journal plus two percent (2%) from the date that such installment was due through the date that such installment is actually received by the Lessor; provided, however, in no event shall the Delinquent Interest be greater than the highest rate of interest permitted by applicable law.

     6. Security Deposit. The Lessee has delivered to the Lessor on or before the date of this Lease the aggregate sum of Thirty-four Thousand Three Hundred Seventy-Five and 00/100 Dollars ($34,375.00) [which amount is equal to the sum of one (1) monthly payment of Minimum Rent plus 1/12 of the initial Annual Estimated Operating Expenses (hereinafter defined)] as the security deposit under this Lease (together with any interest earned thereon, the "Deposit").
The Deposit shall be held by Lessor as security for the full and faithful performance by Lessee of Lessee's obligations under this Lease and for the payment of repairing any damages to the Leased Premises, the Parking Area, the Access Area or the Common Areas which arise during this Lease and for which the Lessee is liable hereunder. The Deposit shall be held in an interest-bearing account in a financial institution of Lessor's choice, and shall be deposited by Lessor in such account within thirty (30) days of receipt thereof. Lessor and Lessee further agree that any interest accruing while the Deposit is in the account shall be charged to Employer Identification Number 52-177-6750, said Employer Identification Number being the Employer Identification Number of the Lessee. Lessor shall inform Lessee of the name of said institution and the account number under which the Deposit is being held within ten (10) days from the date of the deposit thereof.

     7. Property Taxes. The Lessee shall pay to the Lessor its Proportionate Share of any and all real property taxes and assessments attributable to the Building and the Real Property payable for the Term of this Lease including, but not limited to, taxes resulting from any increases in the assessed value of, or for improvements made to, the Building and the Real Property. So long as the Lessee pays to the Lessor its Proportionate Share of all real property taxes and assessments on the date that such payment thereof is due from the Lessee to the Lessor, the Lessor covenants and agrees to pay all real property taxes and assessments attributable to the Building and the Real Property during the rebate/discount period for the payment thereof. The Lessee's "Proportionate Share" shall be that percentage derived by dividing the rentable area, from time to time of the Leased Premises (i.e., approximately 25,000 square feet), by the total rentable area, from time to time, of the

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Building (i.e., approximately 61,725 square feet square feet) and, therefore, the Lessee's Proportionate Share, as of the date of this Lease, is approximately forty and one-half percent (40.50%); provided, however, the exact Proportionate Share shall be adjusted upon the final calculation of the exact rentable area contained in each of the Leased Premises and the Building, as determined in accordance with Paragraph 2 above. The Lessee's Proportionate Share of such property taxes and assessments shall be payable by Lessee, as Additional Rent to Lessor. The Lessor shall provide to the Lessee a copy of the bill or invoice for such taxes or assessments which Lessor receives from the applicable taxing authority, together with a written explanation indicating in reasonable detail the manner in which the Lessor calculated the amount of taxes and assessments due by the Lessee pursuant to this Paragraph 7. If, at any time during the Term, (1) a surcharge, fee, excise or tax is levied or imposed upon utilities consumed at, or waste discharged from, the Leased Premises, or upon parking spaces which are a part of the Parking Area, or for any governmental service furnished to the Building or the Real Property or persons visiting or occupying the same; or (2) the method of taxation of real property is changed from the method in existence on the date of this Lease, so that real estate taxes are replaced by one or more other types of alternative tax (collectively hereinafter referred to as "replacement taxes"); then, the Lessee shall pay either to the governmental body involved or to the Lessor, as determined by the Lessor, as Additional Rent, its Proportionate Share of the amount of such (1) surcharge, fee, excise or tax on utilities, waste, parking spaces or governmental services; and (2) such replacement taxes. Nothing herein contained is intended to require the Lessee to pay any tax levied, assessed or imposed upon Lessor based upon Lessor's net income, excise profits or net taxable revenues or receipts.

     8. Utilities; Mechanics' Liens. The Lessee agrees to pay all bills, when due, which may be incurred for all utilities to the Leased Premises and the Parking Area and to pay its Proportionate Share of all bills, when due, which may be incurred for all utilities to the Access Area and the Common Areas including, without limitation, all light, electric power, gas, heat and any and all other utilities used or consumed upon the Leased Premises (all of which shall be separately metered if reasonably possible), the Parking Area, the Access Area and the Common Areas during the Term and also all bills for water, sewer and trash removal which may accrue during the Term and any and all other fees, costs, expenses or charges applicable to any other utilities consumed by the Lessee or applicable to the Leased Premises, the Parking Area, the Access Area and the Common Areas. Should the Lessee fail to pay any bills as aforesaid, the Lessor shall have the right, after providing written notice to the Lessee and Lessee's failure to pay the same within ten (10) days after the date of Lessor's notice, to pay the same, and the amount so paid, together with interest thereon at the rate set forth in Paragraph 5(b)(ii), shall be chargeable to the Lessee as Additional Rent, to be paid at the time of the next installment of Minimum Rent falling due hereunder, with interest allowable at the maximum rate permitted under the laws of the Commonwealth of Pennsylvania from the date of such payment by the Lessor. All of the utilities to the Leased Premises shall be separately metered if reasonably practicable; provided, however, if, in the Lessor's reasonable judgment, any such utilities to the Leased Premises cannot be separately metered in a reasonably practicable manner, then the Lessee shall be responsible for the payment of its Proportionate Share of the total cost and expense of all the utilities incurred with respect to the entire Building and the entire Parking Area,

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Access Area and Common Areas.  If any mechanics' liens are placed upon the
Leased Premises or the Real Property as a result of Lessee's act or omission, Lessee will, upon being notified of same, promptly remove them either by payment or by bonding at Lessee's option.

     9. Quiet Enjoyment. If the Lessee faithfully and diligently performs the terms of this Lease imposed on Lessee, the Lessee shall have exclusive, peaceful possession, use, and quiet enjoyment of the Leased Premises during the Term, as well as the continued use of the Parking Area, the Access Area and the Common Areas, on a non-exclusive basis, during the Term.

     10. Additional Rent. It is the agreement and intention of the Lessor and the Lessee that the Minimum Rent to Lessor shall be net, net, net of any and all utility costs, property taxes, insurance costs and any and all other costs, expenses and fees associated in any way with the Leased Premises, the Parking Area, the Access Area, the Common Areas and/or the Building and/or the Real Property and the management, maintenance, insuring and operation thereof provided that such costs, expenses and fees are commercially reasonable and are customarily payable by lessees under triple net leases. The Lessor and the Lessee acknowledge and agree that pursuant to the Budget (hereinafter defined) for the first year of the Term, the estimate of all of the Operating Expenses (hereinafter defined) for the Leased Premises for the first year of the Term is Four and 00/100 Dollars ($4.00) per rentable square foot of space contained in the Leased Premises (i.e., approximately $100,000.00 based upon $4.00 per rentable square foot multiplied by approximately 25,000 square feet contained in the Leased Premises) (the "Annual Estimated Operating Expenses"). Accordingly, the Lessee shall pay for (i) all utility costs to the Leased Premises and the Parking Area or its Proportionate Share of all utilities costs to the entire Building and the Real Property if such utilities to the Leased Premises are not separately metered, (ii) its Proportionate Share of all utility costs to the Access Area and the Common Areas, as hereinbefore set forth in Paragraph 8 of this Lease), (iii) its Proportionate Share of all property taxes as hereinabove set forth in Paragraph 7 of this Lease, and (iv) its Proportionate Share of all Grounds Maintenance Costs (hereinafter defined) of the Real Property, and (v) its Proportionate Share of any and all other fees, costs and expenses attributable to the management, maintenance, insuring and operation of the Building, the Parking Area, the Access Area, the Common Areas and the Real Property (all of the aforesaid items are hereinafter collectively referred to as the "Operating Expenses"). Anything contained in this Lease to the contrary notwithstanding, the standard business hours for the operation of the Building shall be 7:00 a.m. to 7:00 p.m. Mondays through Fridays and 8:00 a.m. to 1:00 p.m. on Saturdays excluding all legal holidays (collectively, the "Building Standard Hours"). All utilities, if not separately metered for the Leased Premises, applicable to the Leased Premises during Building Standard Hours shall be billed to, and paid by, the Lessee based upon the Lessee's Proportionate Share of the aggregate cost and expense thereof attributable to the entire Building. If, however, the Lessee is desirous of utilizing HVAC services or other utilities within the Building or the Leased Premises during hours other than during Building Standard Hours, then the Lessee shall coordinate such after-hours use of the same with the Lessor, or the Lessor's management agent, and the Lessee shall be responsible for the payment of an additional charge therefor equal to

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Twenty-Five Dollars ($25.00) per hour for each floor (or portions of a floor)
within the Leased Premises which are the subject of the Lessee's after-hours use. For purposes of this Paragraph 10, "Grounds Maintenance Costs" shall be all costs and expenses incurred by the Lessor with respect to the grounds maintenance and upkeep of the Real Property including, without limitation, all landscape maintenance and replacement costs, such as grass cutting, the upkeep, maintenance and replacement of all shrubs, plantings and other landscape materials, snow and ice removal from all exterior portions of the Building including all sidewalks, stairways, entrances and exits with respect to all areas of the Building and the Real Property including, without limitation, the Parking Area, the Access Area and the Common Areas and all cleaning and sweeping of the Parking Area, the Access Area and the Common Areas and all other items of maintenance and upkeep associated therewith. Accordingly, all costs, expenses and obligations relating to the Leased Premises, the Parking Area, the Access Area and the Common Areas which may arise or become due during the Term including, but not limited to, any and all costs for utilities, heat, repairs (except for structural repairs to the Leased Premises which shall be the Lessor's sole responsibility as hereinafter provided for) and maintenance costs relating to the Leased Premises, the Parking Area, the Access Area and the Common Areas (other than those maintenance obligations and costs expressly required to be performed, and paid for, respectively, by the Lessor under this Lease), shall be borne, and paid for, by the Lessee as Additional Rent. Any and all sums which may become due and payable by Lessee under the terms of this Lease (other than the Minimum Rent), together with any late fees, penalties or additional interest thereon for non-payment shall hereinafter collectively be referred to as "Additional Rent." The Lessor shall be indemnified, defended and held harmless by Lessee against any such costs, expenses and obligations which Lessor may be called upon to pay; provided, however, such costs, expenses and obligations shall be limited to those costs, expenses and obligations directly applying to the Leased Premises, the Parking Area, the Access Area and the Common Areas during the Term which the Lessee shall be required to pay pursuant to the terms of this Lease.

     11. Annual Budgets. The Lessor has, prior to the execution of this Lease, provided to the Lessee, and shall, as soon as reasonably practicable after the end of each calendar year during the Term, provide to the Lessee, an annual budget (as the same may be amended at any time and from time to time by the Lessor, the "Budget") setting forth the Lessor's projection of the Lessee's Operating Expenses for the current calendar year of the Term. Anything contained in this Lease to the contrary notwithstanding, the Lessor's preparation of the Budget shall be Lessor's good faith estimate of such Operating Expenses only and the Lessor shall have no liability for any errors or omissions therein and the Lessee shall be responsible for the full payment of any and all actual Operating Expenses incurred irrespective of the amounts therefor set forth in the Budget. The Lessee shall pay to the Lessor on the first (1st) day of each calendar month during the Term of this Lease one-twelfth (1/12th) of the amount set forth in the applicable Budget for the Operating Expenses, the first of such monthly installments to be payable on the Commencement Date. As soon as reasonably practicable after the expiration of each calendar year, the Lessor shall provide the Lessee with an invoice indicating the difference between the amounts actually incurred for the Operating Expenses for such calendar year and the amounts paid thereon by the Lessee. The Lessee shall, within thirty (30) days after the Lessee's receipt of such invoice, pay to the Lessor any amount set forth therein which represents an underpayment of the amount actually incurred therefor during such calendar year or, if the amount paid by the Lessee toward such Operating Expenses exceeds the actual amounts incurred therefor during such calendar year, then the Lessor shall credit to the Lessee's next monthly payment(s) of such Operating Expenses such excess amounts. In the event that the Lessor does not so credit the Lessee, the Lessee may, after providing thirty (30) days' prior written notice to the Lessor, set off such excess amounts against the Rent due to the Lessor. The foregoing notwithstanding, if at any time during the Term, the Lessor determines that the Budget is inaccurate, the Lessor may amend such Budget by providing written notice thereof to the Lessee, together with an explanation (including accompanying calculations) of the reason why the Lessor has determined that the Budget is inaccurate. In addition, the Lessor may at any time during the Term provide the Lessee with an additional invoice for any significant amounts of Operating Expenses not included in the Budget, whereupon the Lessee shall, within thirty (30) days after the Lessee's receipt of such invoice, pay to the Lessor any amount set forth therein.

     12. Liability Insurance. The Lessee, at its sole cost and expense, shall secure and maintain throughout the Term general public liability insurance, insuring both Lessor and Lessee against death and personal injuries to one or more persons in the amount equal to that which prudent owners of property similar to the Leased Premises using the same for the purposes as herein provided and in the manner actually used by Lessee would, from time to time, reasonably procure and maintain, but in no event less than Two Million Dollars ($2,000,000.00) with respect to property damage/bodily injury or death to more than one person in any one occurrence in connection with Lessee's use and occupancy of the Leased Premises, the Parking Area, the Access Area, the Common Areas, and the Real Property, except for such liability which arises as a consequence of the negligence of Lessor, its agents, servants or employees. Lessee shall, prior to the Commencement Date, furnish to Lessor a certificate of the insurance company issuing such insurance evidencing such coverage with the Lessor included as an additional insured, which certificate shall contain a provision to the effect that such coverage may not be cancelled, materially changed or not renewed without at least thirty (30) days' prior written notice to Lessor.

     13. Casualty Insurance. The Lessor shall secure and maintain throughout the Term, or any extension or renewal thereof, fire, casualty and extended coverage insurance, covering the Building, the Leased Premises, the Parking Area, the Access Area and the Common Areas including all improvements now or hereafter made, for at least one hundred percent (100%) of the replacement cost thereof. Lessee shall, however, be responsible for and pay to the Lessor, as Additional Rent, within thirty (30) days following notice of the amount due from Lessor to Lessee, the premiums for any such insurance which are attributable to the Leased Premises if separately identified on any invoice therefor received by the Lessor from the insurer or, if the premium attributable to the Leased Premises is not separately identified on any invoice received by the Lessor from the insurer, then the Lessee shall be responsible for paying to the Lessor the Lessee's Proportionate Share of the total premium due for such insurance with respect to the entire Building. The Lessee, at its sole cost and expense, shall be responsible for and pay the cost of fire and extended coverage insurance on all contents located within the Leased Premises including, but not limited to, trade fixtures and equipment. Lessee further agrees to install in the Leased Premises, such fire extinguishing equipment, or any other devices, as is reasonably required by Lessor's insurance carrier and local building codes prior to the occupancy of the Leased Premises and further agrees that in the event the insurance company or local building codes should require reasonable change in the nature of this equipment, Lessee will effect such changes at Lessee's sole cost and expense; provided, however, the Lessee shall not be required to install any such equipment if such equipment would be considered to be a capital expenditure under generally accepted accounting principles consistently applied.

     14. Waiver of Subrogation. Each party hereby waives any and every claim which arises or may arise in its favor and against the other party hereto during the Term for any and all loss or damage to any of its property located within or upon or constituting a part of the Leased Premises, which loss or damage is or is to be covered, by the terms of this Lease, by valid and collectible fire and extended coverage insurance policies, and if and to the extent reimbursement is made, even if such loss or damage shall be brought about by default or negligence of the other party or by its employees, agents, servants or any persons claiming under them.

     15. Damage or Destruction of the Leased Premises. Except as otherwise hereinafter set forth, in the event the Leased Premises (or any other portion of the Building, the use of which is reasonably necessary for Lessee's use of the Leased Premises) or the Parking Area, the Access Area or the Common Areas are damaged or partially destroyed by fire or other casualty, Lessor, utilizing the insurance proceeds, if any, shall restore the same to substantially the same condition as existed prior to the occurrence of such fire or other casualty. However, in the event the Leased Premises, the Parking Area, the Access Area or the Common Areas, as the case may be, shall be damaged or destroyed by fire or other casualty to such extent as to preclude the repair and replacement thereof within ninety (90) days subsequent to the date of such event, Lessor shall have the right to either utilize the insurance proceeds, if any, to reconstruct the Leased Premises, the Parking Area, the Access Area or the Common Areas, as the case may be, or, in the alternative, elect to receive payment of the insurance proceeds and terminate this Lease. In addition, if the Lessor elects to restore any such damage to the Leased Premises (or any such other portions of the Building, the use of which is reasonably necessary for the Lessee's use of the Leased Premises) and the Lessor has not substantially completed the restoration thereof within six (6) months of the date of the occurrence of such fire or other casualty, then the Lessee may, at its option by providing written notice thereof to the Lessor, elect to terminate this Lease, whereupon this Lease shall terminate and, thereafter, the parties shall be relieved of all further liability hereunder. Lessee shall not be obligated to pay any rentals or other amounts under this Lease applicable to any period when the Leased Premises, or any material part thereof are untenantable due to any such damage or destruction of any part of the Leased Premises.

     16. Maintenance of Leased Premises; Parking Area and Access Area and Common Areas.

          (a) The Lessor shall be responsible for the exterior landscape maintenance of the Real Property, the Parking Area, the Access Area and the Common Areas (including grass cutting, the upkeep, maintenance and replacement of all shrubs, plantings and other landscape materials), and snow and ice removal from the Parking Area, the Access Area and the Common Areas, and all sidewalks, stairways, entrances and exits on the Real Property serving the Leased Premises; provided, however, the Lessee shall reimburse to the Lessor, within thirty (30) days after its receipt of an invoice therefor, its Proportionate Share of all Grounds Maintenance Costs as set forth in Paragraph 10 of this Lease and its Proportionate Share with respect to all of the maintenance and upkeep of the Parking Area, the Access Area and the Common Areas also as set forth in Paragraph 10 of this Lease. Security services, if any, provided by Lessor for the Building are as a convenience only and Lessor shall have no liability whatsoever for any damages to person or property of the Lessee, its agents, employees or invitees for any failure of such security, unless such damages are the result of an intentional act or negligence on the part of the Lessor or its agents or employees. The Lessee shall take such reasonable precautions as it may deem necessary for the protection of its property, agents, employees and invitees in a manner that will not interfere with any other lessee of the Building.

          (b) The Lessee shall, during the Term of this Lease, at Lessee's own cost and expense, keep in good order, condition and repair the interior of the Leased Premises including, without limitation, the interior portions of all doors, windows, plate glass, all plumbing and heating and air conditioning equipment and apparatus within, and directly serving, the Leased Premises, all of the fixtures, lighting and bulbs and other equipment therein (exclusive of the Building's structural items, which shall include only the roof (including the gutters, downspout and flashing in connection therewith), foundation and exterior walls of the Building, for which the Lessor shall be responsible). The Lessor shall, however, regularly service and maintain the heating, ventilation and air conditioning equipment within the Leased Premises; provided, however, all of the costs and expenses associated therewith shall be included in the Operating Expenses and, therefore, shall be paid for by the Lessee. If the Lessee fails to keep in good order or repair the interior of the Leased Premises, as provided herein, the Lessor shall have the right, after notifying the Lessee of Lessee's failure and allowing ten (10) days for the Lessee to remedy the condition, or if such remedy shall take the Lessee longer than ten
(10) days to effectuate, and if within such ten (10) day period, the Lessee has not commenced such remedy or is not diligently pursuing such remedy, then the Lessor shall have the right, to remedy the Lessee's failure and bill the Lessee for the actual and reasonable cost of such remedy. The amount of the bill shall be due and payable by the Lessee within ten (10) days of receipt and shall be considered as Additional Rent under this Lease. The Lessee shall be responsible for all repairs to the Leased Premises (excluding structural repairs, which shall include only the roof, foundation, and outside walls of the Building for which the Lessor shall be responsible) and shall maintain the same in good condition and repair, normal wear and tear excepted, and shall furnish Lessor prompt written notice of any and all accidents, fires or other damage occurring on or to the Leased Premises. The Lessor, or its management agent, shall retain a reputable office cleaning company to provide routine office cleaning and janitorial services to the Building including to the Leased Premises. All of the costs and expenses associated with such office cleaning and janitorial services shall be included in the Operating

Expenses and, therefore, shall be paid for by the Lessee. In addition, the Lessee shall be solely responsible for any extraordinary cleaning services which it may request. All refuse of any kind shall be removed from the Leased Premises at reasonable intervals by such office cleaning company; provided, however, the cost and expense thereof shall also be included in the Operating Expenses and, therefore, shall be paid for by the Lessee. The Lessor shall make or cause to be made, but the Lessee shall be responsible for the payment of any and all costs and expenses associated with making, any and all other repairs to the Leased Premises and the Parking Area.

     17. No Waste. No waste shall be committed by the Lessee, and at the end of the Term, the Leased Premises shall be delivered in substantially as good condition as on the Commencement Date, ordinary wear and tear and damage by casualty excepted.

     18. Hazardous Substances. The Lessee represents and warrants to the Lessor that the Leased Premises, the Parking Area, the Access Area, the Common Areas and the Real Property shall be kept free from contamination by or from any hazardous substances or hazardous waste (as such terms are defined and/or used in applicable state or federal law or in the regulations issued thereunder including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act) except for such minor quantities of ordinary office supplies and materials as are incidental to Lessee's ordinary business pursuits and its operation and occupancy of the Leased Premises m connection therewith. Except as otherwise expressly set forth herein, the Lessee also agrees that it will not store, utilize or engage in operations at or upon the Leased Premises, the Parking Area, the Access Area, the Common Areas and the Real Property or affecting the Leased Premises, the Parking Area, the Access Area, the Common Areas and the Real Property which involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of hazardous substances or hazardous waste, medical waste or medical waste products or environmentally deleterious material and the Lessee will at all times comply with and conform to all laws, statutes, ordinances, rules, regulations, notices and orders of all governmental and regulating authorities or any board of fire underwriters, or any insurance organization or company with respect to the treatment of any hazardous substances or waste on or which affect the Leased Premises, the Parking Area, the Access Area, the Common Areas and the Real Property. The Lessee shall not cause or permit to exist as a result of an intentional or unintentional action or omission on its part or on the part of any of the Lessee's agents of releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping from, on or about the Leased Premises or the Real Property of any such hazardous substances or waste.

          The Lessee shall indemnify, defend and hold harmless, the Lessor, its successors and assigns, any officer, director, shareholder, employee or any agent of Lessor from any and all liability, damages, costs, claims, suits, actions, legal or administrative proceedings, interests, losses, expenses, and attorney's fees and appellate attorneys' fees (including any such fees and expenses incurred in enforcing this indemnity) resulting from or arising out of, or in any way connected with, injury to, or the death of, any person (including any indemnified party) or physical damage to property of any kind wherever located and by whomever owned (including that of any indemnified party) arising out of, or in any way connected with, the presence on, in or under the Leased Premises, the Parking Area, the Access Area, the Common Areas and the Real Property of any hazardous substances or hazardous waste; provided, however, that it must be shown that such hazardous substance or hazardous waste were introduced in or under the Leased Premises, the Parking Area, the Access Area, the Common Areas and the Real Property during the Term, or any extension or renewal thereof or at any other time by the Lessee, or its employees, contractors, agents, invitees, guests, or its successors, assigns or sublessees, if any. Lessee will not be liable in any way for any environmental contamination occurring prior to the Commencement Date or resulting from acts or omissions that took place prior thereto unless caused by the acts or omissions of the Lessee. This indemnification is an independent covenant and shall survive the expiration or earlier termination of this Lease.

     19. Compliance with Laws. Lessee and Lessor shall each comply with all requirements of duly constituted public authorities, and with the terms of any state or federal statute, regulation, and of any local ordinance, applicable to them or to the use of the Leased Premises, the Parking Area and the Access Area and the Common Areas and each party shall indemnify, defend and save the other party harmless from any and all penalties, fines costs or other damages resulting from its failure to do so. The foregoing notwithstanding, the Lessee and the Lessor shall each comply with all enforcement actions or other actions brought against them to enforce its compliance with all requirements of duly constituted public authorities or any statute, regulation, ordinance or law irrespective of the materiality thereof. The Lessee shall not carry on any unlawful business in or about the Leased Premises, and shall not carry on any business which shall endanger the Leased Premises or any portion thereof from fire or cause a forfeiture of any fire insurance that the Lessor has or may hereafter have on the Leased Premises or any improvements thereof.

     20. Hold Over. Except as Lessor may otherwise consent in writing, Lessee agrees, without further notice or demand, to promptly surrender possession of the Leased Premises to Lessor at the expiration, or earlier termination, of this Lease. Any holding over by Lessee beyond the Term shall be under and subject to the same terms and provisions as contained herein, except, however, that the Minimum Rent shall: (i) for the first thirty (30) days following the end of the Term to be equal to one hundred and twenty-five percent (125%) of the Minimum Rent as existed in the immediately preceding month and (ii) thereafter, be equal to one hundred and fifty percent (150%) of the Minimum Rent as existed in the immediately preceding month and, in all such events, the term of any such hold over shall be on a month-to-month basis and shall be terminable upon thirty (30) days notice to either party by the other.

     21. Improvements to Leased Premises; Alterations. The Lessor shall, prior to the Commencement Date, substantially complete those improvements to the Leased Premises as are more particularly described on the Plans and Specifications set forth on Exhibit "F" attached hereto and made a part hereof (the "Lessor's Improvements"). The Lessor shall construct the Lessor's Improvements in a good and workmanlike manner. The Lessee shall, prior to the Commencement Date, substantially complete, or cause the substantial completion of, those improvements to the Leased Premises as are more particularly described on the Plans and Specifications set forth on Exhibit "G" attached hereto and made a part hereof (the "Lessee's Improvements"); provided, however, the Lessee's failure or inability to substantially complete the construction of the Lessee's Improvements by the Commencement Date shall in no way impact upon the Commencement Date or the establishment thereof. The Lessee may commence construction of the Lessee's Improvements only after providing reasonable prior notice to the Lessor and/or coordinating with the Lessor so as not to interfere with the Lessor's construction of the Lessor's Improvements. The Lessee shall construct, or cause to be constructed, the Lessee's Improvements in a good and workmanlike manner.

          The Lessee may not make any structural alterations or any improvements (other than the Lessee's Improvements as hereinabove defined) to the Leased Premises without Lessor's prior written consent, which consent shall be in the sole and absolute discretion of the Lessor. All such alterations and improvements made with the Lessor's prior written consent as hereinabove set forth shall become the property of the Lessor upon the termination of this Lease unless otherwise provided in Lessor's consent therefor; provided, however, that, notwithstanding the foregoing, so long as the Lessee is not in default under this Lease, the Lessor shall not have title to, and Lessee shall have the right to remove, trade fixtures, moveable office equipment and furniture. The Lessee may, however, at its sole cost and expense, decorate the Leased Premises.

          Anything contained herein to the contrary notwithstanding, the Lessee shall, at its own cost and expense, immediately upon the expiration or earlier termination of this Lease, restore the Leased Premises to the condition as existed as of the Commencement Date and, in the event that the Lessee does not do so in a good and workmanlike manner, the Lessor may do so and, in such event, the Lessee shall be responsible for all costs and expenses associated therewith and the Lessor may, in addition to all other rights and remedies available to it in law or at equity, apply the Deposit toward the same. The foregoing notwithstanding, the Lessee shall not be obligated to remove any of the Lessor's Improvements or those portions of the Lessee's Improvements which were constructed in the Leased Premises with the prior written approval of the Lessor and to which the Lessor did not indicate in writing, at the time of its providing such prior written approval for the construction thereof, that the Lessee would be under an obligation to remove the same at the expiration or earlier termination of this Lease; provided, however, the Lessor's Improvements and such Lessee's Improvements shall immediately and automatically become the property of the Lessor upon the expiration or earlier termination of this Lease without the necessity of any further notice or action on the part of the Lessor or the Lessee and without any reimbursement or compensation therefor by the Lessor to the Lessee. Any Lessee's Improvements or other alterations made to the Leased Premises either without the Lessor's prior written consent, or with such prior written consent of the Lessor but to which the Lessor indicated must be removed upon the expiration or earlier termination of this Lease, shall be removed by the Lessee upon the expiration or earlier termination of this Lease and the Leased Premises shall be restored by the Lessee to the same condition as existed as of the Commencement Date, all at the Lessee's sole cost and expense.

     22. Signage. Except as hereinafter expressly set forth, the Lessee hereby agrees that it will not place or suffer to be placed or maintained on any exterior door, exterior wall or window of the Leased Premises any sign, awning or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or exterior door of the Leased Premises which is not in conformity with the Rules and Regulations of the Leased Premises as set forth by Lessor from time to time and further, without first obtaining Lessor's prior written approval and consent. Lessee further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved by Lessor in good condition and repair at all times. Lessee acknowledges that Lessor, at its option, may regulate the lettering size, style and color of signs so that all signs within the Leased Premises and the Building and on the Real Property are of a coordinated and complementary size, color, style of lettering and material. The foregoing notwithstanding, the Lessor and the Lessee acknowledge and agree that so long as the Lessee continues to lease and occupy a significant portion of the rentable space in the Building, the Lessee shall have the exclusive right, at its sole cost and expense, to install a sign on the exterior of the Building to identify the Lessee's presence within the Building; provided, however, the size, style, color and method of installation of any such signage shall be subject to the prior written approval thereof by the Lessor, such approval not to be unreasonably withheld, conditioned or delayed. Upon the termination of this Lease, or the Lessee's failure to lease and occupy a significant portion of the rentable space in the Building, the Lessee shall, at its sole cost and expense, remove any such signage from the Building and shall restore the Building to the condition as existed immediately prior to the installation of any such signage.

     23. Liability. The Lessor shall not be liable for any injury to any person while on the Leased Premises or the Real Property or for damage to property while located on the Leased Premises or the Real Property, whether owned by Lessor, Lessee or third parties, whether caused by or resulting from any act, omission, or negligence of Lessor or any of its respective agents, servants or employees, or by fire, or by any other casualty or condition existing on or resulting to the Leased Premises or the Real Property during the Term (except for acts caused intentionally or by the negligence of Lessor), and Lessee shall maintain all of the insurance policies and coverages referred to in this Lease to insure Lessor against any loss or liability on account of any such claim. Lessor shall not be liable for any damage to any property at any time located within or about the Leased Premises or the Real Property including, but not limited to, property of Lessee, by whatsoever cause (except for acts caused intentionally or by the negligence of Lessor), nor shall Lessor be liable in any claim for damages by reason of inconvenience or interruption to the business of Lessee, irrespective of the cause therefor (except for acts caused intentionally or by the negligence of Lessor).

     24. Assignment and Sublease. Except as hereinafter expressly set forth, the Lessee may not assign this Lease or sublet the Leased Premises or any portion thereof without the prior written consent of the Lessor, such consent not to be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, the Lessee may assign this Lease or sublet the Leased Premises or a portion thereof to any entity which is owned and controlled by the Lessee provided that the Lessee shall, in the event of any such subletting or assignment, continue to remain fully liable to Lessor for all sums due under this Lease and for the performance of all of the covenants and duties of the Lessee hereunder.

Anything contained in this Lease to the contrary notwithstanding, any approval or consent of the Lessor with respect to any such requested assignment of subletting of the Leased Premises by the Lessee shall not be deemed to be the approval or the consent of the Lessor with respect to any such other or future assignment or subletting request of the Lessee with respect to the Leased Premises.

     25. Inspection of Leased Premises. It is further agreed and understood that the Lessor may enter the Leased Premises at any time during the Term, upon reasonable advance notice to Lessee, in the presence of the Lessee and during Lessee's business hours for the purposes of (a) ascertaining whether the Leased Premises are kept in good order and repair; except, however, in an emergency situation, in which event, the Lessor shall have the right to enter in and upon the Leased Premises absolutely and without notice, (b) accessing, tying into, repairing or replacing all plumbing, electrical, heating and air conditioning facilities in the Leased Premises, and (c) showing the Leased Premises and/or the Building for the Lessor's marketing purposes to other prospective tenants, purchasers, lenders or other parties with whom the Lessor conducts, or is interested in conducting, business. Lessee agrees that Lessor shall have the right to enter upon the Leased Premises at any time during the last six (6) months of the Term in the presence of the Lessee and during Lessee's business hours in order to show the Leased Premises to prospective tenants.

     26. Default. If the Lessee (a) does not pay in full any installment of Rent, and/or other charge or payment herein agreed to be paid by Lessee, within the period of ten (10) days after notice thereof from the Lessor to the Lessee, or (b) violates or fails to perform or otherwise breaches any covenant or agreement herein contained, which violation, failure or breach remains uncured for a period of thirty (30) days after written notice has been given by Lessor to Lessee, or if such violation, failure or breach is of such a nature that the same cannot be completely cured or remedied during such thirty (30) day period, and Lessee fails to promptly commence and diligently and in good faith pursue curing such violation, failure or breach within such thirty (30) day period, or
(c) makes an assignment for the benefit of creditors, or if a petition is filed by (and granted) or filed against Lessee for the appointment of a receiver, resulting in an order or decree which continues unstayed and in effect for a period in excess of sixty (60) days, or a bill in equity or other proceeding for the appointment of a receiver of Lessee is filed and granted, resulting in an order or decree which continues unstayed and in effect for a period in excess of sixty (60) days or if proceedings for reorganization or composition of creditors under any state or federal law is instituted by or against Lessee, resulting in an order or decree which continues unstayed and in effect for a period in excess of sixty (60) days, THEN, and in any of said events, there shall be deemed to be by virtue thereof, a breach of this Lease and Lessor may:

          (a) assert such remedies against Lessee for breach of this Lease as Lessor is entitled to assert by applicable law and/or in a court of equity; and/or

          (b) terminate the Term of this Lease as to all future periods of time and retain the Deposit pursuant to the terms of this Lease; and/or

          (c) collect from Lessee any and all costs and expenses incurred by Lessor or as a result of the Lessee's breach including, without limitation, reasonable attorneys' fees which Lessor was required to incur in enforcing the terms of this Lease and utilize the Deposit, if any, toward paying the same.

     27.  Representations and Warranties.
          -------------------------------

          (a) Lessee's Representations and Warranties. The Lessee hereby represents and warrants to the Lessor as follows:

               (i) the Lessee is a corporation legally organized and validly existing and qualified to do business under the laws of the State of Delaware and has qualified to do business in the Commonwealth of Pennsylvania;

               (ii) the Lessee has the full legal authority and power to enter into, and to perform its obligations under, this Agreement;

              (iii) all requisite corporate action has been taken by the
                    Lessee to legally authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

               (iv) this Agreement is, and shall be, legally binding upon, and enforceable against, the Lessee in accordance with its terms.

          (b) Lessor's Representations and Warranties. The Lessor hereby represents and warrants to the Lessee as follows:

               (i) the Lessor is a limited partnership legally organized and validly existing and qualified to do business under the laws of the Commonwealth of Pennsylvania;

               (ii) the Lessor has the full legal authority and power to enter into, and to perform its obligations under, this Agreement;

              (iii) all requisite action has been taken by the Lessor to legally authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

               (iv) this Agreement is, and shall be, legally binding upon, and enforceable against, the Lessor in accordance with its terms.

     28. Condemnation. In the event that all or five percent (5%) or more of the Leased Premises is taken by any condemnation or eminent domain proceedings, then either the Lessee or Lessor shall have the right to terminate this Lease by delivering written notice of such election to the other party, and, in such event, all obligations of Lessee and Lessor hereunder with respect to the period of time subsequent to such taking, shall, thereafter, terminate and this Lease shall be null and void and of no further force and effect. If, however, less than five percent (5%) of the Leased Premises is taken by the exercise of the right of condemnation or eminent domain, this Lease shall continue with respect to the remaining portion of the Leased Premises, and the Minimum Rent herein specified to be paid by Lessee shall be ratably reduced according to the area of the Leased Premises which is taken. Lessor and Lessee shall separately be entitled to assert and receive any damages due to either of them from the condemning governmental unit or other corporation or entity exercising any such right of condemnation or eminent domain.

     29. Cumulative Remedies. All of the remedies hereinbefore given to Lessor and Lessee and all rights and remedies given to them by law or equity shall be cumulative and concurrent. The exercise by either Lessor or Lessee of any particular right shall not be a waiver by either party of any other right herein granted to Lessor and/or Lessee. If Lessor, at any time or times, shall accept the Rent or the payment of other charges due from Lessee hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasion or constitute or be construed as a waiver of any of Lessor's rights.

     30. Binding Upon Successors and Assigns. All rights and liabilities herein given to or imposed upon the respective parties hereto shall extend to, and be binding upon, their respective heirs, personal representatives, successors and permitted assigns.

     31. Mortgages. Subject to the provisions of Paragraph 9 hereof, this Lease shall be subject and subordinate to all mortgages which now or hereafter affect this Lease or the Leased Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof. In confirmation of such subordination, non-disturbance and attornment, the Lessee shall execute promptly any reasonable certificate that Lessor, or its mortgagee(s), may request pursuant thereto. Lessor agrees to perform the terms imposed upon Lessor by all mortgages and renewals, modifications, consolidations, replacements and extensions thereof in order that the rights, occupancy and use of the Leased Premises by Lessee under this Lease will not be interrupted or adversely affected.

     32. Severable. The terms, covenants and provisions of this Lease are severable and divisible and, if any of the said terms, covenants and provisions shall be invalidated by law or for other reason, the force and effect of the other terms, covenants and provisions shall be deemed to be unaffected and be legally enforceable as though the provisions invalidated had not been herein set forth.

     33. Notice. Any notice required to be given hereunder shall be given to parties hereto as follows or at such other addresses as the parties hereto, or either of them, may from time to time designate by notification to the other in writing by registered or certified mail, postage prepaid:

          If to Lessor:    Paul-Francis Realty, L.P.
                           303 Market Street

                           Kingston, PA 18704
                           Attention: Paul J. Siegel, Jr.

          With a copy to:  Rosenn Jenkins & Greenwald, L.L.P.
                           15 South Franklin Street
                           Wilkes-Barre, PA 18711
                           Attention: Lewis A. Sebia, Esquire

          If to Lessee:    US Foodservice Inc.
                           Cross Creek Pointe
                           Route 315
                           Wilkes-Barre, PA 18702
                           Attention:  William Griffin, Vice President-
                           Administration

          With a copy to:  US Foodservice Inc.
                           Cross Creek Pointe
                           Route 315
                           Wilkes-Barre, PA 18702
                           Attention:  Ann Cianflone, Esquire, General Counsel

     34. No Recording. This Lease shall not be recorded with the Recorder of Deeds or in any other public office for the recording of documents. Both Lessor and Lessee agree that this Lease is binding upon each of them and is enforceable with respect to all of the Leased Premises without such recording.

     35. No Broker. This Lease was brought about by direct negotiations between Lessor and Lessee, and neither party has any responsibility to compensate any broker in connection with the execution of this Lease. Each party hereby agrees to indemnify, defend and hold the other harmless from and against any liability, obligation, cost, fee or expenses arising as a result of any claim by or through the indemnitor.

     36. Force Majeure. Whenever a period of time is prescribed in this Lease for action to be taken by the Lessor regarding the substantial completion of the construction of the Lessor's Improvements, the Lessor shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to force majeure, which term shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental approvals, laws, regulations or restrictions or any other cause of any kind whatsoever which is beyond the reasonable control of the Lessor.

     37. Estoppel Certificates. The Lessee agrees at any time, within ten (10) days of Lessor's written request, to execute, acknowledge and deliver to Lessor a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications), and the dates to which the Minimum Rent, Additional Rent and other charges have been paid in advance, if any, it being intended that any such statement pursuant to this Paragraph 37 may be relied upon by any prospective purchaser or mortgagee of the Building or Real Property.

     38. Rules and Regulations. The Lessee, its agents, employees, invitees, servants and guests shall abide by and observe such reasonable rules and regulations from the time of actual notice thereof, as may be promulgated from time to time by the Lessor for the operation and maintenance of the Building (collectively, the "Rules and Regulations"), provided a copy of such Rules and Regulations is sent to the Lessee. Nothing contained in this Lease shall be construed to impose upon the Lessor any duty or obligation to enforce such Rules and Regulations, or the terms, conditions or covenants contained in any other lease as against any other lessee, and the Lessor shall not be liable to the Lessee for violation of the same by any other lessee, any other lessee's employees, agents, business invitees, licensees, customers, clients, family members or guests. The Lessor shall use reasonable efforts to apply and enforce the Rules and Regulations uniformly and consistently with respect to all of the lessees in the Building.

     39. Financial Information. Upon the request of the Lessor, the Lessee shall deliver to the Lessor's designated lender(s), from time to time, the most recent financial statements of the Lessee as the Lessor's lender(s) may request in connection with any financing or re-financing being conducted by the Lessor, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied (collectively, the "Financial Information").

     40. Limited Liability of Lessor. Notwithstanding any provision to the contrary contained herein, Lessee shall look solely to the estate of Lessor in and to the Real Property and the Building only (the "Specified Assets") in the event of any claim against Lessor arising out of or in connection with this Lease, the relationship of Lessor and Lessee or Lessee's use of the Leased Premises (collectively, "Lessee's Claims"), and Lessee agrees that the liability of Lessor arising out of or in connection therewith shall be limited to the Specified Assets. No properties or assets of Lessor, other than the Specified Assets, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Lessee arising out of or in connection with the Lessee's Claims.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Lease to be duly executed as of the day and year first above written.


WITNESS:                            LESSOR:
                                    PAUL-FRANCIS REALTY, L.P.
                                    a Pennsylvania limited partnership

/s/ Ann B. Cianflone                BY:/s/ Paul J. Siegel, Jr.
- --------------------                   -----------------------

                                    ITS:  Managing General Partner



ATTEST:                             LESSEE:

                                    US FOODSERVICE INC.,
                                    a Delaware corporation

/s/ Ann B. Cianflone                BY:/s/ William Griffin
- --------------------                   -------------------
Title: Secretary                    Its:Vice President
       ---------                        --------------
       (CORP SEAL)

                                  EXHIBIT "A"
                                (Real Property)

Exhibit "A" is the design documented in the Architect's schematic drawing LD-1, as drawn by Kyle Kinsman Architecture & Design, dated August 15, 1995. Exhibit "A" describes the real property on which a 61,725 square foot facility is to be constructed on Lot #17, +/- 5.3 acres, in the East Mountain Business Park in Plains Township, Pennsylvania. The subject of Exhibit "A" is further described in Exhibit "F".

                                  EXHIBIT "B"
                                   (Building)

Exhibit "B" is the design documented in the Architect's schematic drawing LD-1, as drawn by Kyle Kinsman Architecture & Design, dated August 15, 1995. Exhibit "B" describes a 3-story 61,725 square foot structure, with overall dimensions of 200' x 100' (200,000 square feet) per floor plus an entrance feature of 575 square feet per floor, that is to be constructed on Lot #17, +/- 5.3 acres, in the East Mountain Business Park in Plains Township, Pennsylvania. The subject of Exhibit "B" is further described in Exhibit "F".

                                  EXHIBIT "C"
                               (Leased Premises)

Exhibit "C" is the design documented in the Architect's schematic drawings A-1 and A-3, as drawn by Kyle Kinsman Architecture & Design, each dated August 15, 1995. Exhibit "C" describes the premises that will be leased by Paul-Francis Realty, L.P. to US Foodservice Inc. pursuant to the Agreement of Lease dated as of February 28, 1996. The subject of Exhibit "C" is further described in Exhibit "F".

                                  EXHIBIT "D"
                                 (Parking Area)

Exhibit "D" is the design documented in the Architect's schematic drawing LD-1, as drawn by Kyle Kinsman Architecture & Design, dated August 15, 1995. Exhibit "D" describes a parking area with spaces for 203 cars that is to be constructed on Lot #17, +/- 5.3 acres, in the East Mountain Business Park in Plains Township, Pennsylvania. The subject of Exhibit "D" is further described in Exhibit "F".

                                  EXHIBIT "E"
                                 (Access Area)


Exhibit "E" is the design documented in the Architect's schematic drawing LD-1, as drawn by Kyle Kinsman Architecture & Design, dated August 15, 1995. Exhibit "E" describes the access area to Lot #17, +/- 5.3 acres, in the East Mountain Business Park in Plains Township, Pennsylvania. The subject of Exhibit "E" is further described in Exhibit "F".

                                  EXHIBIT "F"
                            (Lessor's Improvements)

                           PAUL FRANCIS REALTY, L.P.
                          61,725 SQUARE FOOT FACILITY
                         PLAINS TOWNSHIP, PENNSYLVANIA
                                OCTOBER 13, 1995


                                  BASIC SCOPE
                                  -----------

The Project Scope of Work is generally described by the design documented in the Architect's schematic drawings LD-1, C-1, C-2, C-3, C-4, C-5, C-6, as drawn by Kyle Kinsman Architecture & Design, dated 8/15/95: It is understood that these drawings are schematic in nature, and as such describe the relative size, shape, and materials of the major building components as to general design intent; and therefore describe only general aspects of the project and it is further understood that the drawings will evolve to a greater level of specificity in detail which is allowed for in the project scope, insofar as there is no significant change in the general project description.

The project is to be constructed in the East Mountain Business Park (E.M.B.P.) on Lot #17, +/- 5.3 acres. The building shall be a 3-story 61,725 s.f. structure, with overall dimensions of 200' x 100' (20,000 SF) per floor plus an entrance feature of 575 SF per floor. Typical floor to floor height shall be +/-14'0". Vertical transportation shall be provided by two 3-stop hydraulic elevators and via 2 stairtowers, one of which will be intercommunicating. Plumbing, heating, ventilating, air conditioning, electrical, and sprinkler systems shall be appropriate for standard office occupancy. These building systems shall be designed on a design/build basis by the general contractor's sub-contractors, in accordance with all applicable codes and ordinances. On-site parking will be provided for 203 cars.


                               SITE CONSTRUCTION
                               -----------------

GRADING AND DRAINAGE

The site is to be graded to achieve as close to a balanced cut and fill of earthwork as possible. Drainage will comply with local, state, and federal agencies having jurisdiction. Storm water detention is not accommodated on-site, but is included in the East Mountain Business Park storm water management plan of which this project will be a part. All grading and drainage work shall be in accordance with the approved Erosion and Sediment Pollution Control Plans and the Architect's land development plans, including drawings ES-l and ES-2 dated 8/4/95; and C-1, C-2 (revised), LD-l dated 8/15/95.

SITE UTILITIES

Sanitary sewer, water, natural gas, electric, telephone, and cable TV service laterals are assumed to be stubbed on to the property and to be of adequate size and capacity to service the proposed building. The General Contractor will cause to provide the extension of all utility services to the building. All utility service lines and conduits shall be adequately sized by the General Contractor. Storm water will be controlled by catch basins and a piping system, and delivered to the Business Park storm water collection system, in accordance with the approved plans.

SITE CONCRETE

Two (2) concrete driveway entrance aprons will be constructed onto Baltimore Drive. Concrete curbs will be installed along the front of the building, as shown on the drawings. 4" thick concrete sidewalks over min. 4" crushed stone base will be installed at the entrance to the building and along Baltimore Drive, as shown on the drawings. All exterior concrete shall be broom finished with troweled edges at joints at 5' on center.

LANDSCAPING

Landscaping will be designed by a PA registered Landscape Architect to compliment the building and comply with E.M.B.P. requirements. An allowance of $30,000 is established for the following items: topsoil, seeding, sod, plants, shrubs, trees, and other landscape items.


                                BUILDING DESIGN

SUPERSTRUCTURE

The proposed building will be a 3-story pre-engineered steel frame structure, as manufactured by Butler Manufacturing Company, each floor having an area of approximately 20,575 s.f. All structural steel sections shall be designed in accordance with the latest edition of the AISC "Specifications for the Design Fabrication and Reaction of Structural Steel for Buildings." All cold-formed steel structural members shall be designed in accordance with the latest edition of the AISC "Specifications for the Design of Cold-formed Steel Structural Members." All bar joists shall be in accordance with the latest edition of the Standard Specifications of the Steel Joist Institute.

The building's roof shall be Butler's MR-24, Standing-Seam Roof System. This system is designed to move independently with respect to the structural system and carries a 20-year Extended Life Endorsement Warranty, a 20-year Weathertightness Endorsement Warranty, and an Underwriters's Laboratories 90 mile per hour wind uplift rating.

The building's footings and foundations shall be designed by an independent PA registered structural Engineer in accordance with recommended practices applicable to the specific soil conditions of the building site. All reactions for the proper design of the foundations shall be supplied by Butler Manufacturing Company, and all footings shall be constructed using reinforced concrete and shall be formed, in accordance with local codes. All foundation walls shall be constructed using stone aggregate concrete masonry units, and shall be reinforced vertically with steel reinforcing rods and horizontally with "Durawall" truss-type reinforcing at alternating courses, or as per the structural drawings.

The building's floors shall be constructed using 4" thick, 3,500 psi concrete slabs reinforced with fibermesh or welded wire fabric reinforcing on the first, second, and third floors. All concrete floors shall have an adequate system of control joints, as per the structural drawings. Surfaces shall be given a smooth, hard, dense, troweled finish, and shall be level within the following tolerances: FF=35 and FL=25, except in a 3' radius from any floor drain which will be sloped for positive drainage. All exposed surfaces shall be treated with one coat of commercial curing material. Control joints shall be sawn within 12 hours after the floor is poured. The first floor slab shall be installed over a six mil polyethylene vapor barrier or as direct by the Structural Engineer.

ENGINEERED MASONRY

The elevator hoistway and pit, and the two stairtowers shall be constructed using 10" stone aggregate concrete masonry units reinforced vertically with steel reinforcing rods, and horizontally with "Durawall" truss-type reinforcing at alternating courses, or as per the structural drawings.

EXTERIOR WALL SYSTEMS

All light gauge metal framing at the building's exterior perimeter walls shall be constructed using 6" 16 gauge G60 metal studs at 16" o.c., or as recommended by the steel stud manufacturer in order to achieve proper load requirements, with 6" Rl9 batt insulation as manufactured by Owens-Corning CertainTeed or equal with 1/2" type-x one hour fire rated gypsum board at the inside face, from top of floor slab to underside of metal deck.

The building's exterior wall finishes consist of E.I.F.S. ("Dryvit",) brick veneer, and areas of aluminum frame windows and curtainwall, as shown on the Architect's schematic drawings A-5 and A-6.

The exterior insulation and finish system, specifically "Dryvit's" OUTSULATION system, includes 2" of rigid foam board over 1/2" exterior gypsum sheathing over light gauge metal framing as specified above: the E.I.F.S. shall be installed in profiles of varying thicknesses, with size, shape, and configuration as generally depicted in schematic drawings A-5 and A-6.

The 4" brick veneer shall be provided in limited areas as per schematic drawings A-5 and A-6; the brick allowance for material shall be $400.00/M.

The windows shall be a thermally-broken aluminum framing system, with 5' typical height, with clear anodized finish and 1" tinted low, reflective insulating glass. The aluminum curtainwall system at the entrance shall be Kawneer's 1600 series curtainwall, or equal, with opaque spandrel glass panels at floor levels; all aluminum frames and members shall be extruded.

HARDWALL OFFICE PARTITIONAL CONSTRUCTION

The allowable area enclosed by hardwall partition construction per floor shall be as follows:

             1st floor:  2,250 s.f. (Eastern Insurance Group)
             2nd floor:  0 s.f.
             3rd floor:  5,000 s.f. (U.S. Foodservice, Inc.)

All interior partitions and dividing walls shall be constructed using 3-5/8" 25 gauge metal studs with 3 1/2" batt insulation and 1/2" gypsum board sheathing on both sides to a height from floor to the underside of the ceiling. All structural columns shall be enclosed using 1-5/8" 25 gauge metal studs, and 1/2" gypsum board sheathing to a height of approximately 9'6" above the finished floor. Walls surrounding restroom areas shall be constructed using 3-5/8" 25 gauge metal studs with 3-1/2" batt insulation and 1/2" gypsum board sheathing on both sides to a height from floor to the underside of the deck.

The elevator tower shall be furred-out with 1-5/8" 25 gauge metal studs, and 1/2" gypsum board sheathing to a height of approximately 9'6" above the finished floor. Interior construction separating the rear (eastern) stair tower shall be one hour fire rated using 3-5/8" 25 gauge metal studs, and 5/8" type-X gypsum board sheathing on both sides, equal to a height from floor to underside of the deck. Interior construction on the second and third floors partitioning the open lobby and the front (western) stair tower shall have one hour rated walls using 3-5/8" 25 gauge metal studs, and 5/8" type-X gypsum board sheathing on both sides, equal to a height from the second floor level to the underside of the deck.

ENTRANCE

The entrance and central service core of the building consists of an area which includes support space for the elevators, a stair tower, and mechanical and electrical spaces.

The building's entrance includes a full height glass vestibule and a curved steel canopy with metal roof deck and finished metal edges as per schematic drawings A-5 and A-6. The entrance doors shall be Kawneer narrowline full-lite doors, or equal, with hardware and pulls of matching finish.


                                INTERIOR FINISH
                                ---------------

The following interior finishes are included in this proposal. These finishes have been selected to provide standard treatments for an office project. Materials have been selected to insure durability and flexibility for the building while providing positive work environments and projecting a desirable corporate image.

DOORS

All interior doors shall be flush, solid-core oak wood veneer as manufactured by Crown Doors or equal, with hollow metal frames as manufactured by Amweld or equal; all doors shall be stained and sealed. Hollow metal frames shall have oak wood veneer covering to match the wood doors.

The General Contractor will provide a pair of full-lite interior aluminum narrowline doors with frames at each tenant suite main entrance.

HARDWARE

All locksets will be Yale commercial grace Augusta lever style 5300 Series or equal. Door hinges shall be 4 1/2" Stanley F179 Series commercial grade. Locksets will be master keyed.

WINDOWS

All interior frames and mullions shall be clear anodized aluminum; all cased heads, jambs, and sills shall be painted gypsum board.

FLOOR COVERINGS

Carpet in all office areas shall be commercial grade direct glued own type with an allowance of fifteen ($15.00) per square yard, color and pattern approved by Owner. Vinyl composition tile in the kitchen and gym shall be 12" x 12", 1/8" thick premium commercial grade vinyl composition tile manufactured by Kentile or its equivalent, color approved by Owner. Cover base shall be 4" rubber in standard color by VPI or equal, color approved by Owner.

All lobby areas shall have quarry tile floor and base, color approved by Owner.

The toilet rooms shall have ceramic tile floors, color approved by Owner.

The stair treads, nosings, and risers shall be rubber with non-skid abrasive nosing, color approved by Owner.

WALL TREATMENTS

Entry, lobby, and executive office walls shall receive vinyl wallcovering in a single standard pattern as manufactured by the Warner Company or equal. The pattern shall have a total weight of 25 oz. per linear yard and conform to the GSA Federal Specification CCC-W-408A&B for type 2 wall covering, with color approved by Owner.

All remaining interior gypsum board walls shall be taped, spackled, and painted with two coats of Cook & Dunn latex eggshell or satin finish, color approved by Owner.

The toilet rooms shall have ceramic tile wainscoting to a height of 48" above the finished floor, color approved by Owner.

CEILINGS

All acoustical tile ceilings at the office areas shall be suspended to a nominal height of 9'0". Ceilings throughout shall be 2' x 4' x 5/8" scored in a 2' x 2' pattern, recessed white ceiling panels with standard 15/16" white grid as manufactured by U.S.G. or equal. The entry lobby ceiling shall be a combination of gypsum and acoustical tile.


                                    PLUMBING
                                    --------

GENERAL

The plumbing design shall be provided by the General Contractor's design/build subcontractor, and shall be in accordance with applicable state and local codes.

The building shall be serviced by a 8" PVC Sanitary sewer main extension, an 8" ductile iron water main for the fire service, a 2" domestic water service, and a high pressure gas main. Metering for gas and water shall be supplied by Pennsylvania Gas and Water Co. The storm water from the parking and roof areas shall be conducted to a storm water management system via surface runoff drainage, catch basins, and piping as per the approved Erosion and Sediment Control Plans.

All piping shall be schedule 40 black steel for gas and type L copper for water.

All plumbing work shall be in accordance with all applicable code, standards and governing agencies, including but not limited to:

           a.  Occupational Safety and Health Act Standards (OSHA)
           b.  All building codes
           c.  All health department regulators
           d.  Pennsylvania Department of Labor & Industry
           e.  American Disabilities Act

SPRINKLER SYSTEM

A complete sprinkler system will be furnished and installed. The design is in accordance with the National Fire Protection Association requirements.

The building shall be equipped with an ordinary hazard wet sprinkler system in accordance with NFPA 13 regulations throughout the entire 61,725 square foot facility. The sprinkler system shall be hydraulically calculated and designed to meet all NFPA regulations for an ordinary use factor, and shall be ISO rated. The Sprinkler system will be comprised of all ULFM approved Back flow preventers, Alarm valves, Water Motor gongs, Fire Dept. connections, interior system piping and fittings, and sprinkler heads. An eight inch ductile iron fire protection main shall be extended from the property line to the riser location in the building.

All sprinkler heads shall be dropped to the nominal height of the ceiling using standard chrome finished pendant sprinkler heads.

One fire extinguisher and cabinet shall be provided in each of the lobby areas.

FIXTURES

All plumbing fixtures shall be of good commercial grade and meet local code requirements in accordance with the attached Architectural Plans. Restroom areas include appropriate accessory items for men's restrooms and women's restrooms including soap dispensers, mirrors, toilet paper dispensers, paper towel dispensers, handicap grab bars, and sanitary napkin dispensers, as manufactured by McKinney and Franklin. Partitions dividing bathroom fixtures shall be AAMCO or equal constructed of 1" thick formed material clad in 20-22 gauge sheet metal with a baked enamel standard finish.


                                   MECHANICAL
                                   ----------

GENERAL

All mechanical systems shall be designed by the general contractor's design/build subcontractor in accordance with all applicable codes, including, but not limited to, BOCA 1993 Mechanical Code.

H.V.A.C.

The design of the heating and ventilation system shall be one ton of air conditioning/400 s.f. The equipment shall include four Trane or equivalent roof-top, packaged gas heat and electric cool HVAC units with economizers and thermostats. Roof-top units shall consist of two (2) fifty ton and two (2) thirty-five ton units.

The system shall be ducted supply with a plenum return.

All ductwork shall be galvanized sheet metal with standard fiberglass duct wrap insulation, as manufactured by Knauf or equal, flexible duct of up to 10' in length may be used for connections to "T" bar ceiling lay-in diffusers, Hart & Cooley or equal, and lay-in return grills, quantity as necessary according to the final floor plan layout.

The system shall be designed as follows:

     - Summer Conditions -  to maintain a 75 degrees
                            Fahrenheit Dry Bulb temperature,
                            plus or minus 2 degrees Fahrenheit, and a 50% relative humidity, plus or minus 5%, at 90 degrees Fahrenheit Dry Bulb outdoor temperature.

     - Winter Conditions -  to maintain a 72 degrees Fahrenheit
                            Dry Bulb temperature, plus or minus 2 degrees Fahrenheit, and a relative humidity greater than 40%, at 1 degree Fahrenheit Dry Bulb outdoor temperature.

The HVAC system shall be designed using a minimum of forty-nine (49) variable volume cooling control zones with room thermostats. A minimum of twenty-seven
(27) perimeter zones shall have hot water reheat coils for zone tempering control which will be supplied by one roof mounted hot water boiler.

The HVAC system shall at all times provide fresh air in accordance with mechanical building code.

Seven wall heaters shall be installed in the stair towers and entry foyer.
The following areas shall each be exhausted with a roof mounted exhaust fan in accordance with applicable codes:

     - Toilet rooms
     - Kitchen area

The HVAC system shall be managed using electronic control systems with four (4) central monitoring and management panels. These panels shall be centrally located in electrical room and be remotely located on ceilings.


                                   ELECTRICAL
                                   ----------

GENERAL

The electrical design shall be provided by the General Contractor's design/build subcontractor, and shall be in accordance with applicable state and local codes. Electrical design shall also be in accordance with the latest edition of the National Electrical Code.

ELECTRICAL SERVICE/POWER DISTRIBUTION

Building power requirements shall be designed to include a 120/208 Volt, 1,600 amp service, as manufactured by Square D or its equivalent, with power to the transformer provided by the local utility company. An appropriately sized transformer will be provided by the utility company.

Power and lighting panels shall be supplied in separate tenant spaces to provide individual sub-distribution of power.

One duplex receptacle shall be mounted on each of the office walls. A maximum of eight duplex receptacles will be connected to a single branch circuit.

Power requirement for all electrical systems will be a maximum 8 watts/s.f.

Power distribution is as follows:

     - Lighting     2 1/2 watts/s.f.
     - Small Power  4 watts/s.f.
     - Mechanical   4 to 5 watts/s.f.
     - Misc.        1 watt/s.f.

Power to the low landscape partitioned areas will be from a power grid network located approximately 2' - 3' above the suspended ceiling in a configuration of approximately 20' x 25'. The power will be distributed throughout the entire 61,725 s.f. of all 3 floors of the building. At each 20' x 25' intersection, there shall be an electrical junction box capable of supplying the power for the required watts/s.f as denoted above. The Owner shall be responsible to distribute that available power through an approved supply conduit to their power poles which serve the low rise partitions in accordance with applicable electrical codes.

LIGHTING FIXTURES

Lighting fixtures throughout the entire facility shall be 120 volt 2' x 4' recessed 3 bulb fluorescent type fixtures with 3" deep 18 cell parabolic louvers, energy saving ballasts and lamps, as manufactured by Hubbell or its equivalent.

The lighting design will be based on the following foot candle levels:

     a.   Office areas 80 FC
     b.   Corridors and lobby 40 FC
     c.   Toilet rooms, small storage & misc. 20 FC

Specialty lighting fixtures (recessed incandescent, wall sconces) shall be provided in limited quantities in lobbies and conference rooms.

SITE LIGHTING

To provide twelve 25' free standing poles (SSP-425) with eighteen pole-mounted parking lot light fixtures (RCSG400s 400 watt Magnuform II) as manufactured by Hubell or its equivalent, installed on 18" round concrete bases with appropriate anchor bolts.

FIRE PROTECTION ALARM SYSTEMS

The main 8" riser for the fire protection system will be monitored through a main security system. The system shall include the necessary alarm panels, ceiling mounted detectors, flow switches, camper switches, and wiring. The General Contractor shall coordinate with the Owner's security system installer to verify that the alarm panel may also be used for the Owner's security system.


                                  SPECIALTIES
                                  -----------

ELEVATOR

The building shall be equipped with two (2) Otis or equal 2,500 lb. capacity, medium speed holeless hydraulic passenger elevator with three (3) stops each. The elevators shall include a single slide door, baked enamel doors and frames, in-car lantern, handrails at sides and rear, and provisions for Seismic Zone 2 design.


                      CODE INTERPRETATION AND ENFORCEMENT
                      -----------------------------------

All work shall comply with both the applicable Plains Township building codes (BOCA Building Code of 1993; the BOCA Plumbing Code of 1993; the BOCA Mechanical Code of 1993; The National Electrical Code of 1993; and PA Labor and Industry's Chapters 49-59 as applicable to Group F Uses); and the Pennsylvania Department of Labor and Industry Codes (PA Labor and Industry's Fire and Panic Regulations, Chapters 49-59; Act 222, The Building Energy Conservation Act; and Act 235/166, the American Disabilities Act).


                              QUALITY AND SERVICE
                              -------------------

Working in cooperation with the Architect, the General Contractor will work to facilitate the execution of the project's objectives and maintain the standards expected of the build-to-suit team, which have been established for all project participants by the Owner. Progress against these objectives will be monitored for the duration of the project by the Owner's representative.

Workmanship shall in all instances meet minimum industry standards for workman-like quality in all respects, and shall be in accordance with the best modern construction methods.

                                 SAFETY
                                 ------

It is the policy of Sordoni Construction Services that people and property are our most important corporate assets; and the conservation thereof has Management's highest priority, support and participation. Accidents which result in personal injury and/or damage to property and equipment represents needless waste and loss. To mitigate the effects of accidents on corporate resources, both human and material, all operations shall be conducted in a safe and efficient manner.

Sordoni Construction Services employs a full time Director of Safety to implement and monitor our Safety Policy.

                                  ASSUMPTIONS

The following assumptions have been utilized to allow us to offer the enclosed proposal for your new facilities:

     1. Costs for soils boring test holes in the area of the new construction have been included. It is assumed that these tests will confirm:

          A.   4,000 lb. soil bearing pressure
          B. Water tables will be below all excavations necessary for new construction
          C. Soil to be excavated will be usable for construction purposes intended: we assume no contaminated soils will be encountered.
          D.   No "sink holes" located on property.


               If soil tests results indicate other than above, additional construction costs may result. We have assumed there are no underground or overhead utilities to interfere with construction.

     2. It is assumed that entrances to the property as indicated on our drawings will be allowed by the appropriate governing agencies.

     3. We assume that our fire protection sprinkler system, as proposed, will meet the requirements of your insurance company.

     4.   We have based our construction costs on merit shop labor rates.

     5. This proposal assumes existing off-site utilities are adequate for new construction and will be available adjacent to the property line at the time of construction.

     6. Estimate costs assumes that the design will achieve a cut-and-fill balance on site.

Exhibit "F" also contains the following Architect's schematic drawings, as drawn by Kyle Kinsman Architecture & Design and each dated August 15, 1995: A-1, Project Cover Sheet, LD-1, A-3, A-5, A-6, A-2, A-7, A-8, A-9, A-10, A-11, A-13,
A-14 and A-15. The schematic drawings are the Architect's descriptions of what is described in the text of Exhibit "F".

                                  EXHIBIT "G"
                                  -----------
                            (Lessee's Improvements)

                                   EXCLUSIONS

The following items are specifically excluded from this proposal.

1. Unloading, storing, setting, wiring or piping for any of your company's machinery, furnishings, or process equipment.

2.   Special footings or foundations.

3.   Telephone System or paging systems.

4.   Equipment for kitchen and health club.

5.   Millwork, cabinetry and shelving.

6.   Building standard window treatments.

7.   Building interior and exterior signage.

8.   Security System, except as stated above.

9.   Energy Management System, except as stated above.

10.  Demountable partitions/ work stations.

11.  Radon or Underground Degasification System.

                                      -39-